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                                                                EXHIBIT 4(A)(IV)



                              ARTICLES OF AMENDMENT
                                       OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            PAUL HARRIS STORES, INC.


          In compliance with the requirements of the Indiana Business Corporation Law, as amended (the "IBCL"), Paul Harris Stores, Inc., an Indiana corporation (the "Corporation"), desiring to amend its Amended and Restated Articles of Incorporation, hereby certifies as follows:

                                    ARTICLE I
                      AMENDMENT TO THE AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

          SECTION 1. The date of incorporation of the Corporation is April 8, 1952.

          SECTION 2. The name of the Corporation is, and following the amendment effected hereby will continue to be, Paul Harris Stores, Inc.

          SECTION 3. Article V of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended so that, as amended, the exact text of Article V shall read in its entirety as follows:

         The total number of shares of capital stock ("Capital Stock") that the Corporation shall have authority to issue is Forty-One Million (41,000,000), consisting of Forty Million (40,000,000) shares of common stock without par value ("Common Stock"), of which 39,513,039 shares shall be Voting Common Stock (the "Voting Common Stock") and 486,961 shares shall be Nonvoting Common Stock (the "Nonvoting Common Stock"), and One Million (1,000,000) shares of preferred stock without par value ("Preferred Stock").

          SECTION 3. The effective date of the amendment hereby effected shall be the date of filing of these Articles of Amendment with the office of the Secretary of State of the State of Indiana.

                                   ARTICLE II
                             MANNER OF ADOPTION AND
                                LEGAL COMPLIANCE





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          SECTION 1. Action by Directors: The Board of Directors of the
Corporation duly adopted a resolution proposing to amend the terms and provisions of Article V of the Amended and Restated Articles of Incorporation and directing a meeting of the Shareholders, to be held on May 19, 1999, allowing such Shareholders to vote on the proposed amendment. The resolution was adopted by vote of the Board of Directors at a meeting held on March 2, 1999, at which a quorum of such Board was present.

          SECTION 2. Action by Shareholders: The Shareholders of the Corporation entitled to vote in respect of the Articles of Amendment adopted the proposed amendment. The amendment was adopted by vote of such Shareholders during the meeting called by the Board of Directors. The result of such vote is as follows:

         Shareholders Entitled to Vote:      10,798,814
         Shareholders Voted in Favor:         8,153,851
         Shareholders Voted Against:            974,082

          SECTION 3. Compliance with Legal Requirements: The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the IBCL, the Amended and Restated Articles of Incorporation, and the By-Laws of the Corporation.


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          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed on its behalf by the undersigned duly authorized officer on the 18th day of August 1999.


                            PAUL HARRIS STORES, INC.

                            By:        /s/ Keith L. Himmel, Jr.
                                       -----------------------------------------

                            Printed:   KEITH L. HIMMEL, JR.
                                       -----------------------------------------

                            Title:     Vice President - Finance and Secretary
                                       -----------------------------------------